Guardian Technologies International Announces the Appointment of William Donovan as President, and COO

HERNDON, Va., November 18, 2005--Guardian Technologies International, Inc. (OTCBB:GDTI - News), a leading technology developer of intelligent imaging informatics today announced that it has appointed William (Bill) Donovan as President and COO, effective November 21, 2005. He replaces Robert Dishaw, who is stepping down as President and COO for medical reasons. Mr. Dishaw will continue to serve on the Board of Directors for Guardian and is taking on a new assignment as a consultant engaged in driving the business with EGC located in Florida.

Guardian Board Chairman and CEO Michael Trudnak said, "Guardian has been fortunate over the last three years to have Bob Dishaw provide leadership in bringing key new executives, scientists and investors to the organization.  Bob has been instrumental in overseeing the conceptualization and development of our revolutionary intelligent imaging informatics (3i) technology and extending the scope of Guardian’s vision. We sincerely thank Bob for his efforts and wish him well as he moves into his new role with Guardian."

“I am very pleased to announce Bill’s promotion,” said Mr. Trudnak. “Bill has been a key contributor for the past two years, particularly in attracting the funding that has enabled us to complete development of key products utilizing our 3i technology and bringing them to market.  His vision, track record of successes in multiple industries and extensive knowledge of Guardian make him the ideal candidate to oversee the execution and expansion of the Company’s vision.”

Mr. Donovan, 54, has been Chief Financial Officer of Guardian since August 2003.  Mr. Donovan has held a number of executive positions over the past 20 years that have prepared him for his new role as President and COO.   He has been employed by start-ups and by Fortune 500 companies, prior to his role at Guardian.  Mr. Donovan has been a Certified Public Accountant since 1982.  Also, he holds an MBA, is a Certified Business Valuation & Transfer Agent, and is an advisor on the Board for Nogika Corporation, a privately held software company.

Guardian is currently conducting a search for a new CFO.   Mr. Donovan will continue to perform as CFO until his replacement is on board.  Guardian has entered into a new three year employment agreement with Mr. Donovan and a three year consulting services agreement with Mr. Dishaw.

About Guardian Technologies

Guardian Technologies, based in Herndon, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, visit www.guardiantechintl.com.

Forward-Looking Statements and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the U.S. Securities and Exchange Commission (SEC).

Contact:

     Guardian Technologies International, Inc.

     Investors:

     Redwood Consultants, LLC

     Jens Dalsgaard, 415-884-0348

     or

     Media:

     Accentuate PR

     Julie Shepherd, 815-479-1833